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                                EXHIBIT 3.4

               CERT. OF DESIGNATIONS-CONVERTIBLE PREFERRED STOCK





                      UNITED INTERNATIONAL HOLDINGS, INC.

                           CERTIFICATE OF DESIGNATIONS


                      SETTING FORTH A COPY OF A RESOLUTION
                     CREATING AND AUTHORIZING THE ISSUANCE
                   OF A SERIES OF PREFERRED STOCK DESIGNATED
                       AS "CONVERTIBLE PREFERRED STOCK,
                  SERIES B" ADOPTED BY THE BOARD OF DIRECTORS
                    OF UNITED INTERNATIONAL HOLDINGS, INC.


     The undersigned Chief Financial Officer of United International Holdings, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the Board of Directors duly adopted the following resolutions creating a series of preferred stock designated as "Convertible Preferred Stock, Series B":

     "BE IT RESOLVED, that, pursuant to authority expressly granted by the provisions of the Second Restated Certificate of Incorporation of the Corporation, as amended (the "Restated Certificate of Incorporation"), the Board of Directors hereby creates and authorizes the issuance of a series of preferred stock, par value $.01 per share, of the Corporation, to consist of 139,031 shares, and hereby fixes the designations, dividend rights, voting powers, rights on liquidation and other preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the shares of such series (in addition to the designations, preferences and relative, participating, limitations or restrictions thereof set forth in the Restated Certificate of Incorporation that are applicable to preferred stock of all series) as follows:

     1. DESIGNATION. The designation of the series of preferred stock, par value $.01 per share, of the Corporation authorized hereby is "Convertible Preferred Stock, Series B" (the "Convertible Preferred Stock").

     2. CERTAIN DEFINITIONS. Unless the context otherwise requires, the terms defined in this Section 2 shall have the meanings herein specified:

          AFFILIATE: As to any person or, entity, any other person or entity which directly or indirectly, controls, or is under common control with, or is controlled by, such person or entity. As used in this definition, "control" (including, with its correlative meanings, "controlling," "controlled by" and "under common control with") shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through the ownership of securities, or partnership or other ownership interest, by contract or otherwise).

     BOARD OF DIRECTORS: The Board of Directors of the Corporation and any authorized committee thereof.

     BUSINESS DAY: Any day other than a Saturday, Sunday, or holiday in which banking institutions in Denver, Colorado, are closed for business.

     CAPITAL STOCK: Any and all shares, interests, participations or other equivalents (however designated) of corporate stock of the Corporation.


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     CLASS A COMMON STOCK:  The Class A Common Stock, par value $.01 per share, of the Corporation.

     CLASS B COMMON STOCK: The Class B Common Stock, par value $.01 per share, of the Corporation.

     COMMON STOCK:  The Class A Common Stock and the Class B Common Stock.

     CONVERSION RATE:  As defined in Section 5(b).

     CONVERTIBLE SECURITIES: Securities that are convertible into or exchangeable for Common Stock.

     ISSUE DATE: The first date on which any shares of the Convertible Preferred Stock are first issued or deemed to have been issued.

     JUNIOR SECURITIES: Any class or series of stock of the Corporation not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Convertible Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

     LIQUIDATION VALUE:  $212.50 per Share.

     PARITY SECURITIES: The Series A Preferred Stock and any other class or series of stock of the Corporation entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Convertible Preferred Stock.

     REDEMPTION DATE:  June 30, 2008.

     REDEMPTION PRICE: An amount per Share that is redeemed on the Redemption Date equal to the sum of the Liquidation Value and all accrued and unpaid dividends on the Convertible Preferred Stock accrued to the Redemption Date.


      SECURITIES ACT:  The Securities Act of 1933, as amended.

      SERIES A PREFERRED STOCK: The Convertible Preferred Stock, Series A, par value $.01 per share, of the Corporation.

      SENIOR SECURITIES: Any class or series of stock of the Corporation ranking senior to the Convertible Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

       SHARE:  A share of Convertible Preferred Stock.

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       SUBSIDIARY:  With respect to any person or entity, any corporation or partnership more than 50% of whose outstanding voting securities or partnership interests, as the case may be, are directly or indirectly owned by such person or entity.

       SUCCESSOR INTEREST:  As defined in Section 5(d)

     3. NO DIVIDENDS; ADJUSTMENT OF LIQUIDATION VALUE. Dividends shall accrue on the Convertible Preferred Stock as of the last day of each February and on the date immediately prior to any redemption or conversion of the Convertible Preferred Stock at a rate equal to the rate of 6.5% per annum, compounded quarterly, fully cumulative from the Issue Date.

     4. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to be paid an amount in cash equal to the aggregate Liquidation Value and all accrued and unpaid dividends on such Convertible Preferred Stock, accrued through the date fixed for liquidation of all Shares outstanding, before any distribution or payment is made upon Class A Common Stock or any other Junior Securities, which payment shall be made pari passu with any such payment made to the holders of any Parity Securities. The holders of Convertible Preferred Stock shall be entitled to no other or further distribution of or participation in any remaining assets of the Corporation after receiving the Liquidation Value per Share. If upon such liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of Convertible Preferred Stock and to all holders of Parity Securities are insufficient to permit payment in full to such holders of the aggregate preferential amounts which they are entitled to be paid, then the entire assets of the Corporation to be distributed to such holders shall be distributed ratably among them based upon the full preferential amounts to which the shares of Convertible Preferred Stock and such Parity Securities would otherwise respectively be entitled. Upon any such liquidation, dissolution or winding up, after the holders of Convertible Preferred Stock and Parity Securities have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Common Stock or other Junior Securities. The Corporation shall mail written notice of such liquidation, dissolution or winding up to each record holder of Convertible Preferred Stock not less than 10 days prior to the payment date stated in such written notice. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale, transfer or lease by the Corporation of all or any part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

     5.   CONVERSION.

     (a) GENERAL. Unless previously called for, or otherwise subject to, redemption as provided in Section 6 hereof, the Convertible Preferred Stock may be converted at any time or from time to time prior to redemption, in such manner and upon such terms and conditions as hereinafter provided in this
Section 5, into fully paid and non-assessable full shares of Class A Common Stock. In case cash, securities or property other than Class A Common Stock shall be payable, deliverable or issuable upon conversion as provided herein, then all references to Class A Common Stock in this Section 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such cash, property or other securities.

     (b) CONVERSION RATE. Subject to the provisions for adjustment hereinafter set forth in this Section 5, the Convertible Preferred Stock may be converted into fully paid and non-assessable shares of Class A Common Stock at the initial

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conversion rate of the number of shares of Class A Common Stock equal to (i) the sum of the Liquidation Value and all accrued and unpaid dividends on such Convertible Preferred Stock, accrued to the date of conversion, divided by (ii) $21.25 for each share of Convertible Preferred Stock converted. (This conversion rate as from time to time adjusted cumulatively pursuant to the provisions of this Section 5 is hereinafter referred to as the "Conversion Rate").

     (c) ADJUSTMENTS FOR SPLITS AND COMBINATIONS. In case after the Issue Date the Corporation shall (i) pay a dividend or make a distribution on its outstanding shares of Common Stock in shares of its Capital Stock, (ii) subdivide the then outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine the then outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its shares of Common Stock any shares of any other class of Capital Stock of the Corporation (including any such reclassification in connection with a merger in which the Corporation is the continuing corporation), then the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of each share of the Convertible Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of Capital Stock of the Corporation that such holder would have owned or been entitled to receive immediately following such action had such shares of Convertible Preferred Stock been converted immediately prior to such time. An adjustment made pursuant to this Section 5(c) for a dividend or distribution shall become effective immediately after the record date for the dividend or distribution and an adjustment made pursuant to this Section 5(c) for a subdivision, combination or reclassification shall become effective immediately after the effective date of the subdivision, combination or reclassification. Such adjustment shall be made successively whenever any action listed above shall be taken.

     (d) ADJUSTMENT FOR RECLASSIFICATION. In case of any reclassification or change in the Common Stock (other than any reclassification or change referred to in Section 5(c) and other than a change in par value) or in case of any consolidation of the Corporation with any other corporation or any merger of the Corporation into another corporation or of another corporation into the Corporation (other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change (other than a change in par value or any reclassification or change to which Section 5(c) is applicable) in the outstanding Common Stock), or in case of any sale or transfer to another corporation or entity (other than by mortgage or pledge) of all or substantially all of the properties and assets of the Corporation, in any such case after the Issue Date, the Corporation (or its successor in such consolidation or merger) or the purchaser of such properties and assets shall make appropriate provision so that the holder of a Share shall have the right thereafter to convert such Share into the kind and amount of shares of stock and other securities and property (a "Successor Interest") that such holder would have owned immediately after such reclassification, change, consolidation, merger, sale or transfer if such holder had converted such Share into Class A Common Stock immediately prior to the effective date of such reclassification, change, consolidation, merger, sale or transfer (assuming for this purpose (to the extent applicable) that such holder failed to exercise any rights of election and received per share of Class A Common Stock the kind and amount of shares of stock and other securities and property received per share of Class A Common Stock by a plurality of the non- electing shares), and the holders of the Convertible Preferred Stock shall have no other conversion rights under these provisions; provided, that effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise or in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of the Convertible Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be to any such other shares of stock and other securities and property deliverable upon conversion of the Convertible Preferred Stock remaining outstanding or other convertible preferred stock or

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other Convertible Securities received by the holders of Convertible Preferred
Stock in place thereof; and provided, further, that any such resulting or surviving corporation or purchaser shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Convertible Preferred Stock remaining outstanding, or other convertible preferred stock or other Convertible Securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion rights as above provided.

     (e) NOTICE OF ADJUSTMENT. Whenever the Conversion Rate or the conversion privilege shall be adjusted as provided in Sections 5(c) or (d), the Corporation shall promptly cause a notice to be mailed to the holders of record of the Convertible Preferred Stock describing the nature of the event requiring such adjustment, the Conversion Rate in effect immediately thereafter and the kind and amount of stock or other securities or property into which the Convertible Preferred Stock shall be convertible after such event. Where appropriate, such notice may be given in advance and included as a part of a notice required to be mailed under the provisions of Section 5(g).

     (f) DE MINIMIS ADJUSTMENT. The Corporation may, but shall not be required to, make any adjustment of the Conversion Rate if such adjustment would require an increase or decrease of less than 1% in such Conversion Rate; provided, however, that any adjustments which by reason of this Section 5(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. In any case in which this Section 5(f) shall require that an adjustment shall become effective immediately after a record date for such event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock or other Capital Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Class A Common Stock, or other Capital Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash in lieu of any fractional interest to which such holder is entitled pursuant to Section 5(k); provided, however, that, if requested by such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Class A Common Stock or other Capital Stock, and such cash, upon the occurrence of the event requiring such adjustment.

     (g)  NOTICES.  In case at any time:

          (i) the Corporation shall take any action which would require an adjustment in the Conversion Rate pursuant to this Section;

          (ii) there shall be any capital reorganization or reclassification of the Common Stock (other than a change in par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or transfer of all or substantially all of the properties and assets of the Corporation; or

          (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any such event, the Corporation shall give written notice, in the manner provided in Section 6(d) hereof, to the holders of the Convertible Preferred Stock at their respective addresses as the same appear on the books of the Corporation, at least 10 days prior to any record date for such action, dividend or distribution or the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property, if any, deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, lease

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dissolution, liquidation or winding up; provided, however, that any notice required by any event described in clause (ii) of this Section 5(g) shall be given in the manner and at the time that such notice is given to the holders of Common Stock. Without limiting the obligations of the Corporation to provide notice of corporate actions hereunder, the failure to give the notice required by this Section 5(g) or any defect therein shall not affect the legality or validity of any such corporate action of the Corporation or the vote upon such action.

     (h) SURRENDER OF CERTIFICATES. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into Class A Common Stock, such holder shall surrender the certificate or certificates for such Convertible Preferred Stock at the office of the Corporation or at the office of the transfer agent for the Convertible Preferred Stock, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that such holder elects to convert all or a part of the Shares represented by said certificate or certificates in accordance with the terms of this Section 5, and shall state in writing therein the name or names in which such holder wishes the certificates for Class A Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Convertible Preferred Stock and the Corporation, whereby the holder of such Convertible Preferred Stock shall be deemed to subscribe for the amount of Class A Common Stock which such holder shall be entitled to receive upon conversion of the number of shares of Convertible Preferred Stock to be converted, and, in satisfaction of such subscription, to deposit the shares of Convertible Preferred Stock to be converted, and thereby the Corporation shall be deemed to agree that the surrender of the shares of Convertible Preferred Stock to be converted shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Convertible Preferred Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the Corporation or of said transfer agent to the person for whose account such Convertible Preferred Stock was so surrendered, or to his nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share as hereinafter provided. If surrendered certificates for Convertible Preferred Stock are converted only in part, the Corporation will issue and deliver to the holder, or to his nominee(s), without charge therefor, a new certificate or certificates representing the aggregate of the unconverted Shares. Such conversion shall be deemed to have been made as of the date of such surrender of the Convertible Preferred Stock to be converted, and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Convertible Preferred Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

     The issuance of certificates for shares of Class A Common Stock upon conversion of Shares of Convertible Preferred Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance, provided, however, if any such certificate is to be issued in a name other than that of the registered holder of the Share or Shares of Convertible Preferred Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

     The Corporation shall not be required to convert any Shares of Convertible Preferred Stock, and no surrender of Convertible Preferred Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Convertible Preferred Stock for conversion during any period while such books are so closed shall become



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effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Convertible Preferred Stock was surrendered.

     (i) RESERVATION OF SHARES. The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding Shares of Convertible Preferred Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all outstanding Shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding Shares of Convertible Preferred Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation.

     (j) RETIREMENT OF SHARES. All Shares of Convertible Preferred Stock converted pursuant to this Section 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock (and may be reissued as part of another series of the preferred stock of the Corporation, but such shares shall not be reissued as Convertible Preferred Stock).

     (k) FRACTIONAL SHARES. The Corporation shall not be required to issue fractional shares of Class A Common Stock or scrip upon conversion of the Convertible Preferred Stock. As to any final fraction of a share of Class A Common Stock which a holder of one or more Shares would otherwise be entitled to receive upon conversion of such Shares in the same transaction, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction multiplied by $21.25.

     6.   REDEMPTION.

     (a) REDEMPTION BY THE CORPORATION. Subject to the rights of any Senior Securities, on the Redemption Date, all of the outstanding shares of Convertible Preferred Stock shall be redeemed by the Corporation out of funds legally available therefor at the Redemption Price per share. If the funds of the Corporation legally available for redemption of shares of Convertible Preferred Stock and Parity Securities then required to be redeemed are insufficient to redeem the total number of such shares remaining outstanding, those funds which are legally available shall, subject to the rights of any Senior Securities, be used to redeem the maximum possible number of shares of Convertible Preferred Stock and each such other class or series of Parity Securities. Subject to the rights of any Senior Securities, at any time and from time to time thereafter when additional funds of the Corporation are legally available for such purpose, such funds shall immediately be used to redeem the shares of Convertible Preferred Stock and of each such other class or series of Parity Securities which were required to be redeemed that the Corporation failed to redeem until the balance of such shares have been redeemed. The selection of shares to be redeemed pursuant to the two immediately preceding sentences shall be made, as nearly as practicable, on a pro rata basis as among the different classes or series and as among the holders of shares of a particular class or series. The Redemption Price will be paid upon presentation and surrender of the stock certificates evidencing such Shares at the principal office of the Company.

     (b) SHARES NO LONGER OUTSTANDING. On and after the close of business on the Redemption Date, the Shares, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such Shares shall forthwith cease and terminate, except the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof.

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     (c)  RETIREMENT OF SHARES.  All shares of Convertible Preferred Stock redeemed, retired, purchased or otherwise acquired by the Corporation shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock.


     (d) FAILURE TO REDEEM. If and so long as the Corporation shall fail to redeem on the Redemption Date pursuant to Section 6(a) all shares of Convertible Preferred Stock, the Corporation shall not redeem, or discharge any sinking fund obligation with respect to, any Junior Securities, unless all then outstanding shares of Convertible Preferred Stock are redeemed, and shall not purchase or otherwise acquire any shares of Convertible Preferred Stock (other than by way of redemption or conversion) or Junior Securities. Nothing contained in this
Section 6(d) shall prevent the purchase or acquisition of shares of Convertible Preferred Stock pursuant to a purchase or exchange offer or offers made to holders of all outstanding shares of Convertible Preferred Stock, provided that as to holders of all outstanding shares of Convertible Preferred Stock, the terms of the purchase or exchange offer for all such shares are identical. The provisions of this Section 6(d) are for the benefit of holders of Convertible Preferred Stock and accordingly the provisions of this Section 6(d) shall not restrict any redemption by the Corporation of Shares held by any holder, provided that all other holders of Shares shall have waived in writing the benefits of this provision with respect to such redemption. The Corporation shall not permit any Subsidiary thereof to take any action which the Corporation is prohibited from taking pursuant to this Section 6(d).

     7. AMENDMENT. No amendment or modification of the designation, rights, preferences, and limitations of the Shares set forth herein shall be binding or effective without the prior consent of the Corporation and the holders of record of Shares representing a majority of the Liquidation Value of all Shares outstanding (excluding, for this purpose, Shares owned by the Corporation or any of its Affiliates) at the time such action is taken.

     8. PREEMPTIVE RIGHTS. The holders of the Convertible Preferred Stock will not have any preemptive right to subscribe for or purchase any shares of stock or any other securities which may be issued by the Corporation, provided that this Section 8 shall not limit the rights of holders of the Convertible Preferred Stock pursuant to Section 5 hereof.

     9. PARITY OR SENIOR SECURITIES. The Corporation may issue Parity Securities or Senior Securities without the consent of the holders of record of Shares.

     10. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to holders of Convertible Preferred Stock, the shares of Convertible Preferred Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in these resolutions (as such resolutions may, subject to Section 7, be amended from time to time) and in the Restated Certificate of Incorporation of the Corporation.

     11. HEADINGS. The headings of the various sections and subsections hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


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     FURTHER RESOLVED, that the appropriate officers of the Corporation are hereby authorized to execute and acknowledge a certificate setting forth these resolutions and to cause such certificate to be filed and recorded, in accordance with the requirements of Section 151(g) of the General Corporation Law of the State of Delaware."


                                    /s/ J. Timothy Bryan
                                    -------------------------
                                    J. Timothy Bryan
                                    Chief Financial Officer